Exhibit 10.1

MALIBU BOATS, INC.
RESTRICTED STOCK AWARD AGREEMENT
THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into as of November 22, 2019 (the “Grant Date”), by and between Malibu Boats, Inc., a Delaware corporation (the “Company”), and [Name] (the “Participant”), in connection with a Restricted Stock Award (the “Award”) under the Malibu Boats, Inc. Long-Term Incentive Plan (the “Plan”).
The Company has established the Plan by action of its Board. The Participant has been granted a Restricted Stock Award that is described herein.
In consideration of the foregoing, the parties have entered into this Agreement to govern the terms of this Award:
1.Award of Restricted Stock. Subject to the terms and conditions set forth in the Plan and herein, the Company grants to the Participant an Award of a target number of [Number] restricted shares of Common Stock of the Company (the “Restricted Stock”), subject to adjustment as provided in Section 3.3 of the Plan. These shares are subject to forfeiture in the event of the termination of the Participant’s employment with the Company or a Subsidiary prior to the vesting of such shares or if the applicable performance vesting requirements are not achieved, as specified herein.
2.    Transfer of Award. Except for transfers pursuant to a will or the laws of descent and distribution, this Award is not transferable and the Participant may not make any disposition of the shares of Restricted Stock described herein, or any interest herein, prior to the dates that such shares become vested in accordance with Paragraph 3. As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.
3.    Vesting of Award. Subject to Paragraph 4 below, the Award will vest as follows:
(a)    Time-Based Restricted Stock. [Number] of the total number of shares of Restricted Stock subject to the Award (the “Time-Based Shares”) (subject to adjustment as provided in Section 3.3 of the Plan) shall vest ratably in substantially equal annual installments on each of the first four annual anniversaries of November 6, 2019. This means that (subject to adjustment as provided in Section 3.3 of the Plan), [Number] shares of Restricted Stock shall vest on November 6, 2020, [Number] shares of Restricted Stock shall vest on November 6, 2021, [Number] shares of Restricted Stock shall vest on November 6, 2022, and [Number] shares of Restricted Stock shall vest on November 6, 2023.
(b)    EBITDA Performance-Based Restricted Stock. A target number of [Number] shares of Restricted Stock subject to the Award (subject to adjustment as provided in Section 3.3 of the Plan) is subject to the vesting terms described below (the “EBITDA Performance Shares”). The Committee shall determine whether each of the applicable performance hurdles has been achieved, and the vesting of any portion of the EBITDA Performance Shares is subject to the Committee’s determination.
(1)    Vesting. A certain number of EBITDA Performance Shares shall be eligible to vest following the EBITDA Performance Period based on the achievement of EBITDA targets at the end of the EBITDA Performance Period as set forth in the table below.

EBITDA Target at the End of the EBITDA Performance Period	% of Target Number of EBITDA Performance Shares to Become Vested
<$[____]	0%
$[____]	100%
$[____]	110%
$[____]	120%
$[____]	130%
$[____]	140%
$[____]	150%
>$[____]	150%

Except as described below, all of the EBITDA Performance Shares will terminate for no consideration at the end of the EBITDA Performance Period if the EBITDA at the end of the EBITDA Performance Period is less than $[____]. If the EBITDA at the end of the EBITDA Performance Period is between the targets listed in the table above, the percentage of the target number of EBITDA Performance Shares that will become vested will be interpolated on a straight-line basis between the closest two targets listed in the table above. The maximum percentage of the target number of EBITDA Performance Shares that may become vested is the maximum percentage listed in the table above. The number of EBITDA Performance Shares that are eligible to become vested in accordance with above will become vested as of the day the Committee determines the level of EBITDA achieved at the end of the EBITDA Performance Period.
(c)    TSR Performance-Based Restricted Stock. A target number of [Number] shares of Restricted Stock subject to the Award (subject to adjustment as provided in Section 3.3 of the Plan) is subject to the vesting terms described below (the “TSR Performance Shares,” and together with the EBITDA Performance Shares, the “Performance Shares”). The Committee shall determine whether each of the applicable performance hurdles has been achieved, and the vesting of any portion of the TSR Performance Shares is subject to the Committee’s determination.
(1)    Vesting. A certain number TSR Performance Shares shall be eligible to vest following the end of the TSR Performance Period based on the Company’s TSR achieved relative to the TSR for the Index as set forth in the table below.

Company TSR Relative to TSR for the Index for the TSR Performance Period	% of Target Number of TSR Performance Shares to Become Vested
<80%	0%
80%	50%
100%	100%
120%	150%
140%	200%
>140%	200%

Except as described below, all of the TSR Performance Shares will automatically terminate for no consideration at the end of the TSR Performance Period if the Company’s TSR relative to the TSR for the Index for the TSR Performance Period is less than eighty percent (80%). If the Company’s TSR relative to the TSR for the Index for the TSR Performance Period is between the percentages listed in the table above, the percentage of the target number of TSR Performance Shares that will become vested will be interpolated on a straight-line basis between the closest two percentages listed in the table above. The maximum percentage of the target number of TSR Performance Shares that may become vested is the maximum percentage listed in the table above. Any of the target number of TSR Performance Shares that do not become eligible to become vested at the end of the TSR Performance Period based on the Company’s TSR relative to the TSR for the Index for the TSR Performance Period will automatically be terminated for no consideration at the end of the TSR Performance Period. The number of TSR Performance Shares that are eligible to become vested in accordance with above will become vested as of the day the Committee determines the level of TSR for both the Company and the Index.
(2)    TSR Calculation. For purposes of calculating TSR, TSR will be expressed as a factor, which will be (i) increased by 1 if the resulting TSR is zero or a positive number, or (ii) subtracted from 1 if the resulting TSR is a negative number, provided that the absolute value of the resulting negative TSR number will be subtracted from 1. See Example 1 below which illustrate the methodology for calculating TSR.
(3)    Examples.
(1)    Example 1: This example is intended to illustrate the methodology for calculating TSR:
For purposes of example 1, assume the following: (1) the Company’s average stock price for the Starting Trading Period is $40/share, (2) the Company’s average stock price for the Ending Trading Period is $50/share, (3) the Index’s average stock price for the Starting Trading Period is $1,000, and (4) the Index’s average stock price for the Ending Trading Period is $900.
The Company’s TSR is equal to 1.25 (which is calculated as follows: 1 + (($50-$40)/$40))
The Index’s TSR is equal to 0.90 (which is calculated as follows: 1 - |($900-$1,000)/$1,000)|
(2)    Example 2: This example is intended to illustrate of the number of TSR Performance Shares eligible to vest using the table above. Assume same assumptions as in Example 1:
The Company’s TSR relative to the Index’s TSR is approximately 1.39 (1.25/0.90) or 139%. Therefore, using the table above and interpolating between 120% and 140%, the number of TSR Performance Shares that will become vested following the TSR Performance Period is equal to approximately 197.5% of the target number of TSR Performance Shares.
(d)    Change in Control. If a Change in Control occurs during the EBITDA Performance Period or TSR Performance Period, as applicable, the following provisions will apply. For purposes of clarity, any unvested Time-Based Shares shall be treated in accordance with the terms of the Plan in connection with a Change in Control.
(1)     If the Change in Control occurs during the EBITDA Performance Period or TSR Performance Period, as applicable, such Performance Period will be deemed to end on the third day immediately preceding the Change in Control (the “Adjusted Performance Period”) and performance to determine the number of Performance Shares eligible to vest will be measured based on the EBITDA or the Company’s TSR relative to the TSR of the Index, as applicable, through the third date immediately preceding the Change in Control. The Performance Shares that become eligible to become vested based on performance for the Adjusted Performance Period shall be referred to as the “Adjusted Performance Period Shares”. The levels of performance and the number of Adjusted Performance Period Shares eligible to become vested under this Section 3(d)(1) shall be determined by the Committee in its sole discretion.
(2)    Any target number of Performance Shares for the Adjustment Performance Period that do not become Adjusted Performance Period Shares shall terminate at the end of the Adjusted Performance Period for no consideration.
(3)    If the Award is assumed or substituted in connection with the Change in Control as set forth in Section 13 of the Plan, the Adjusted Performance Period Shares will no longer be subject to any performance vesting and will become vested on the last day of the original EBITDA Performance Period or TSR Performance Period, as applicable, subject to the Participant’s continued employment with the Company or a Subsidiary through such date (the “Time-Based Adjusted Shares”). The Time-Based Adjusted Share shall continue to be subject to the terms of Section 13 of the Plan following the Change in Control.
(4)    If the Award is not assumed or substituted in connection with the Change in Control as set forth in Section 13 of the Plan, the Adjusted Performance Period Shares shall become vested as of the last day of the Adjusted Performance Period and shall be treated as Common Stock in connection with such Change in Control.
(e)    Definitions. For purposes of this Agreement, the following definitions shall apply:
“EBITDA” means the Company’s “Adjusted EBITDA” or any similar performance metric publicly reported by the Company in its press release announcing its financial results at the end of the Performance Period, but with such additional appropriate adjustments as may be approved by the Committee in accordance with the Performance Goal definition in the Plan (including, without limitation, to take into account the impact of any corporate transactions occurring during the EBITDA Performance Period).
“EBITDA Performance Period” means the period commencing on the first day of the Company’s 2020 fiscal year and ending on the last day of the Company’s 2022 fiscal year.
“Ending Trading Period” means the close of regular trading on the principal exchange on which the Common Stock is listed or traded or the Index, as applicable, for the 20-trading-day period ending with the last trading day of the TSR Performance Period or Adjusted Performance Period, as applicable.
“Index” means the Russell 2000 Index.
“Starting Trading Period” means the close of regular trading on the principal exchange on which the Common Stock is listed or traded or the Index, as applicable, for the 20-trading-day period ending with the last day on which the applicable exchange or Index is open for trading preceding the first day of the TSR Performance Period.
“TSR” means the total shareholder return (expressed as a factor) over the TSR Performance Period for either the Company or the Index assuming that any dividends are reinvested in a company’s stock on the payment date. For purposes of this Agreement, (1) total shareholder return for the Company shall be calculated using (i) the average Company stock price for the Starting Trading Period, and (ii) the average Company stock price for the Ending Trading Period, and (2) total shareholder return for the Index will be measured over the same trading periods as for the Company.
“TSR Performance Period” means the three-year period following the Grant Date.
4.    Termination. On the date that a Participant’s provision of services to the Company or a Subsidiary in his or her capacity as an employee, non-employee member of the Board, consultant or independent advisor ceases for any reason, and the Participant does not thereupon provide services to the Company or any Subsidiary, the Participant will forfeit all shares of Restricted Stock subject to the Award which have not yet become vested in accordance with the vesting schedule set forth in Paragraph 3.
5.    Status of Participant. Except for the restrictions described in this Agreement and the Plan, the Participant shall be deemed a stockholder of the Company with respect to the Restricted Stock covered by this Agreement, including the right to exercise voting rights with respect thereto, subject to the restrictions in Paragraph 2 and the following restrictions: (i) the Participant shall not be entitled to delivery of the appropriate number of shares of stock subject to this Award until such shares become vested and transferable, all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the stock of the Company may then be listed; (ii) no dividends or other distributions payable with respect to a share of stock subject to this Award shall be paid until and unless such share becomes vested and transferable, with such dividends or other distributions to be accumulated, without interest, by the Company (the “Accumulated Dividends”); and (iii) shares of stock subject to this Award and any Accumulated Dividends with respect to such shares shall be forfeited and all rights of the Participant to such shares and Accumulated Dividends shall terminate, without further obligation on the part of the Company, unless such shares of Restricted Stock become vested pursuant to Paragraph 3 hereof. Any certificates representing the shares of Restricted Stock awarded pursuant to this Agreement shall be issued in the Participant’s name; however, until vested, the certificates for such shares of Restricted Stock shall be held by the Company and shall not be transferred except in accordance with the provisions hereof. In the event the Company effects a recapitalization, stock split, stock dividend or other event described in Section 3.3 of the Plan, the shares of stock received by the Participant with respect to this Award (or any shares of stock issued in substitution thereof) shall be subject to identical restrictions and shall be subject to the terms of this Agreement and the Plan.
6.    Tax Withholding. To the extent permitted by applicable law, upon any vesting of the Restricted Stock subject to the Award, the Company shall automatically withhold and reacquire the appropriate number of whole shares of Restricted Stock, valued at their then Fair Market Value, to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such vesting at any applicable withholding rates. In the event that the Company cannot satisfy such withholding obligations by withholding and reacquiring shares of Restricted Stock, or in the event that the Participant makes or has made an election pursuant to Section 83(b) of the Code or the occurrence of any other withholding event with respect to the Award, the Company (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such vesting of any Restricted Stock or such Section 83(b) election or other withholding event.
7.    No Effect on Capital Structure. This Award shall not affect the right of the Company or any affiliate to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.
8.    Committee Authority. Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Such decision by the Committee shall be final and binding.
9.    Plan Controls. The Award and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. For purposes of this Agreement, the defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires. The terms “Article” or “Section” generally refer to provisions within the Plan. The term “Paragraph” generally refers to a provision of this Agreement.
10.    Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail or a delivery service that is approved by the Company. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address identified in this Paragraph. The Company or the Participant may change, by written notice to the other, the address specified for receiving notices. Notices delivered to the Company shall be addressed as follows:
Malibu Boats, Inc.
Attn: Chief Financial Officer
5075 Kimberly Way
Loudon, Tennessee 37774
Notices to the Participant shall be hand-delivered to the Participant on the premises of the Company or its affiliates, or mailed to the Participant’s last address shown on the records of the Company.
11.    Information Confidential.
(a)    As partial consideration for the grant of this Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.
(b)    The Company shall own all right, title, and interest to all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations, and improvements developed or created by the Participant, either solely or jointly with others, during the term of the Participant’s employment that: (i) are reasonably related to the Company’s business; (ii) involve the Company’s actual or demonstrably anticipated research or development; (iii) result from any work performed by the Participant for the Company; or (iv) incorporate any of the Confidential Information (as defined below) (collectively, “Inventions”). The Participant shall immediately and confidentially communicate a description of any Inventions to the Company and to no other party at any time, and if the Company so desires, the Participant shall execute all documents and instruments and do all things as may be requested by the Company in order to forever vest all right, title and interest in such Inventions solely in the Company and to obtain such letters of patent, copyrights, registrations or other protections as the Company may, from time to time, desire. In addition, the Participant hereby assigns to the Company all right, title and interest of the Participant in and to any present Inventions made, devised, created, invented or discovered, in whole or in part, by the Participant.
(c)    On the Grant Date and at all times thereafter, the Participant shall hold inviolate and keep secret all non-public documents, materials, knowledge or other confidential business or technical information of any nature whatsoever that the Company has maintained as confidential and that has been disclosed to or developed by him or to which he had access as a result of his association with the Company and its affiliates (“Confidential Information”). Such Confidential Information shall include non-public technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, investors, personnel information (including skills, compensation, experience and performance), customer lists and preferences, records, financial information, manuals and/or business plans and strategies. The Participant agrees that all Confidential Information shall remain the sole and absolute property of the Company, unless such information is or becomes publicly available or disclosed by lawful means. On the Grant Date and at all times thereafter, the Participant shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of performing services on behalf of the Company. Upon the termination of the Participant’s employment with the Company for any reason, the Participant shall (i) not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, unless such information is or becomes publicly available or disclosed by lawful means; (ii) return to the Company all property that belongs to or is owned by the Company (including any computer, cell phone, personal digital assistant, keys, security cards, etc.); and (iii) return to the Company all documents, records, compositions, articles, devices, equipment, electronic storage devices and other items that disclose or embody Confidential Information, including all copies or specimens thereof (including electronic copies), whether prepared by him or by others, unless such information is or becomes publicly available or disclosed by lawful means. Nothing in this Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Participant does not need the prior authorization to make any such reports or disclosures and is not required to notify the Company of such reports or disclosures. The protections provided by the foregoing two sentences are referred to as the “Whistleblower Protections.”
12.    Noncompetition. As partial consideration for the grant of an Award, a Participant (other than an Outside Director) shall agree that for a period of time beginning with the date of an Award Agreement and ending on the later of (i) one (1) year following the date of grant or (ii) one (1) year following termination of employment with the Company or any of its affiliates for any reason (the “Termination Date”), the Participant shall not directly or indirectly, for himself or another person, firm, corporation, association or other entity, as an owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or otherwise, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, or operate, develop or own any interest in (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company), or be employed by or consult with, any business or entity that competes with the business of the Company (the “Covered Business”), without prior approval of the Company. For purposes of this Agreement, a Covered Business shall include, but not be limited to, any business or entity that designs, manufactures, or markets any type of boat or watercraft, or components thereof, regardless of physical location of such business activity.
13.    Nonsolicitation. As partial consideration for the grant of this Award, the Participant agrees that for a period of time beginning with the date hereof and ending on the later of (i) three (3) years following the Grant Date or (ii) three years following the Termination Date, the Participant shall not, directly or indirectly:
(a)    solicit, induce or encourage any employee of the Company or any of its affiliates or Subsidiaries to terminate their employment with the Company or any of its affiliates or Subsidiaries;
(b)    make any defamatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its affiliates or Subsidiaries, or the Participant’s employment. Nothing in this Paragraph 13(b) shall limit the Whistleblower Protections in any way or prohibit the Participant from providing truthful testimony in any legal, administrative or regulatory proceeding and the Participant may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, that upon receiving such lawfully-issued subpoena or court order, the Participant shall promptly provide, if allowed by applicable law or regulation, reasonable written notice to Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its Affiliates or Subsidiaries, and the privacy rights of any employee or director; or
(c)    use or disclose the Company’s confidential or proprietary information to induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or Subsidiaries to divert any business or income from the Company or any of its affiliates or Subsidiaries, or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or Subsidiaries. The term “Customer” shall mean any individual or business firm that is, or within the prior eighteen (18) months was, a customer or client of the Company or any of its affiliates, whether or not such business was actively solicited by the Participant on behalf of the Company or any of its affiliates or Subsidiaries during the Participant’s employment.
14.    Amendment. The Company, acting through the Committee or through the Board, may amend this Agreement at any time for any purpose determined by the Company in its sole discretion that is consistent with the Plan, including but not limited to an amendment to accelerate the vesting schedule set forth in Paragraph 3, or to permit transfers of Restricted Stock to certain individuals specified by the Participant. All amendments must be in writing. The Company may not amend this Agreement, however, without the Participant’s express agreement to any amendment that could adversely affect the material rights of the Participant.
15.    Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
16.    Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.
17.    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.
18.    Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
19.    Clawback Policy. The Award is subject to the terms of the Company’s recoupment, clawback or similar policy, if any, as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Restricted Stock or other cash or property received with respect to the Award (including any value received from a disposition of the Restricted Stock).
20.    No Advice Regarding Grant. The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Restricted Stock (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the Code with respect to the Award, and the process and requirements for such an election). Neither the Company nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Award or the making of an election under Section 83(b) of the Code with respect to the Award. In the event the Participant desires to make an election under Section 83(b) of the Code with respect to the Award, it is the Participant’s sole responsibility to do so timely. Except for the withholding rights set forth in Paragraph 6 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Participant has set his hand hereto on the day and year first written above.
MALIBU BOATS, INC.

By:

Print Name:

Title:

PARTICIPANT

[Name]